Exhibit 10.15

April 29, 2008

William Lis

[Address]

Dear Bill,

On behalf of Portola Pharmaceuticals, Inc. (“Portola” or the “Company”), I am pleased to offer you an exempt position of Vice President, Business & Commercial Operations, reporting to me.

Your salary will be $22,500.00 per month ($270,000.00 annualized) less payroll deductions and all required withholdings. Based on the achievement of company and your individual goals, you will be eligible for a target bonus of 30% of your salary, prorated from your start date. In addition you will receive a sign on bonus of $35,000 less applicable taxes, payable on your first paycheck. This sign-on bonus will be made available to you if your full-time employment starts on or before May 13, 2008.

You are also eligible to receive Portola’s complete package of benefits that is made available to all of the Company’s full-time employees. Details about these benefit plans will be made available for your review. Portola may modify compensation and benefits from time to time as it deems necessary.

Subject to the approval by the Company’s Board of Directors, you will be granted an option to purchase 1,010,962 (0.65% ownership) shares of the Company’s common stock, subject to the terms and conditions of a stock option grant notice and agreement that will be provided to you. The grant will vest over four (4) years, such that 25% of the shares will vest on the first annual anniversary of the commencement of your employment, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months.

As a Portola employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Portola proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Portola Pharmaceuticals, Inc. — 270 E. Grand Avenue, Ste. 22 — South San Francisco, CA 04080 • 650-246-7000

By signing below, you agree that your employment with Portola is an employment “at will,” which means you may terminate your employment with Portola at any time and for any reason whatsoever simply by notifying Portola, and likewise, Portola may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

This letter, together with the Proprietary Information and Inventions Agreement, will form the complete and exclusive statement of your employment agreement with Portola. The employment terms in this letter supercede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States of America.

Please sign and date this letter and return it to the Company by Tuesday, May 13, 2008, if you wish to accept employment at Portola under the terms described above. A second copy is provided for your records.

We welcome you to the Portola team and look forward to your contribution to the Company’s success.

Yours truly,

/s/ Charles Homcy

Charles Homcy, M.D.

President and Chief Executive Officer

Accepted:

/s/ William Lis	4/29/08
William Lis	Date

5-13-08
Start Date

Enclosures:

Change in Control Agreement

Employee Proprietary Information and Inventions Agreement